U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                            SEC FILE NUMBER: 0-21419



(Check One):      | | Form 10-K      |  | Form 20-F      |  | Form 11-K
                  |X| Form 10-Q      |  | Form N-SAR     |  | Form N-CSR

For Period Ended:  September 30, 2006
                   ------------------

                   |  | Transition Report on Form 10-K
                   |  | Transition Report on Form 20-F
                   |  | Transition Report on Form 11-K
                   |  | Transition Report on Form 10-Q
                   |  | Transition Report on Form N-SAR

For the Transition Report Ended:
                                  -------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                           PATIENTS & PHYSICIANS, INC.
                           ---------------------------
                             Full Name of Registrant

                            Former Name if Applicable

                        220 West 42nd Street, 23rd Floor
                        --------------------------------
            Address of Principal Executive Office (Street and Number)

                              New York, N.Y. 10036
                              --------------------

                            City, State and Zip Code

                        432 Park Avenue South, 13th Floor
                        ---------------------------------
                               New York, NY 10016
                               ------------------
                   Former Address if Changed Since Last Report

                                     PART II
                            RULES 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) |X|

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed)

      The Registrant cannot file its Quarterly Report on Form 10-QSB for the period ended September 30, 2006 within the prescribed time period because of delays in compiling the information for the preparation of the financial statements for the Form 10-QSB, which could not be eliminated without unreasonable effort or expense.


                                     PART IV
                                OTHER INFORMATION


      (1) Name and telephone number of person to contact in regard to this notification

         Philip Barak                       (212) 340-9111
         ------------                       ----------------------------
               (Name)                       (Area Code)(Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify reports(s).

                                                                |X| Yes | | No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                |X| Yes | | No
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

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 See Attachment

                           PATIENTS & PHYSICIANS, INC.
                           ---------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 14, 2006                  By:  /s/ Fred F. Nazem
                                               ---------------------------------
                                            Name:    Fred F. Nazem
                                            Title:   Chief Executive Officer



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).

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

                        ATTACHMENT TO PART IV (3) OF THE
                                 FORM 12b-25 OF
                           PATIENTS & PHYSICIANS, INC.


    With respect to the Form 10-QSB for the quarter ended September 30, 2006


The preparation of the Registrant's financial statements could not be completed in a timely manner and until the preparation of the financial statements is complete, a reasonable estimate of the results cannot be made.

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